'♦&♦~♦ '

ROSS MILLER

*090203*

Secretary of State

204 North Carson Street, Suite 1

Carson City, Nevada 89701-4520

(775) 684-5708

Website:  www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

ENDEAVOR POWER CORPORATION

2. The articles have been amended as follows: (provide article numbers, if available)

THE CORPORATION'S NAME HAS BEEN CHANGED TO:

PARALLAX HEALTH SCIENCES, INC.

3.  The  vote  by  which  the  stockholders  holding  shares  in  the  corporation  entitling  them  to  exercise at  least  a  majority  of  the  voting  power,  or  such  greater  proportion  of  the  voting  power  as  may  be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

100%

4. Effective date and time of filing: (optional)      Date:

01/09/2014

Time:

10:00AM

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officerureof Officer

*If  any  proposed  amendment  would  alter  or  change  any  preference  or  any  relative  or  other  right  given  to  any  class  or  series  of outstanding  shares,  then  the  amendment  must  be  approved  by  the  vote,  in  addition  to  the  affirmative  vote  otherwise  required,  of the  holders  of  shares  representing  a  majority  of  the  voting  power  of  each  class  or  series  affected  by  the  amendment  regardless  to limitations or restrictions on the voting power thereof.

IMPORTANT:   Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After

Revised:  11-27-13